Exhibit 99.1

Board of Directors Minutes

MINUTES OF THE BOARD OF DIRECTORS

OF

GLOBAL SUNRISE, INC.

January 16th, 2007

A telephone meeting of the Board of Directors of Elderwatch Inc. (the “Corporation”), was held on January 16th at 9:00 AM Eastern Standard Time.

Directors participating in the meeting were:

Brant E. Hodyno and Peter Hodyno

The Board unanimously resolved the following:

RESOLVED: that the Board take all necessary steps to change the name of the corporation to Zulu Energy Corp.

RESOLVED: that the authorized capital of the corporation be changed to 500,000,000 shares of common stock and authorized preferred shares remain at 10,000,000 shares authorized with par value of both common and preferred shares remaining at $0.001 per share.

There being no further business, the meeting was adjourned.

/s/ Peter Hodyno

Brant E. Hodyno

    Peter Hodyno, Secretary

Brant E. Hodyno, President and Chairman of the Board